UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2008

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(a) – (d)  Not applicable.

(e)  As previously announced, on September 24, 2008 the Board of Directors of ImmunoGen, Inc. (the “Company”) approved a management succession plan pursuant to which Daniel M. Junius, currently the Company’s President and Chief Operating Officer, will become President and Chief Executive Officer effective January 1, 2009.  In connection with the foregoing, on October 29, 2008 the Compensation Committee of the Company’s Board of Directors voted to increase Mr. Junius’s annual base salary to $440,000, effective January 1, 2009.  The Compensation Committee also adjusted Mr. Junius’s target cash bonus under the Company’s annual executive bonus program to 45% of annual base salary, effective January 1, 2009.  As a result of these adjustments, for the Company’s fiscal year ending June 30, 2009,  Mr. Junius’s target cash bonus averages to 42.31% of his annual base salary, which averages to approximately $409,500.

The Compensation Committee also awarded Mr. Junius an option, effective January 1, 2009 (the “date of grant”), to purchase 200,000 shares of the Company’s common stock under the Company’s 2006 Employee, Director and Consultant Equity Incentive Plan (the “2006 Plan”).  The exercise price of the option award will be the closing price of the Company’s common stock as reported on the NASDAQ Global Market on December 31, 2008, in accordance with the terms of the 2006 Plan.  One-quarter (25%) of the award will become exercisable on each of the first four anniversaries of the date of grant, provided that Mr. Junius remains an employee or, in the case of non-qualified stock options, a director or consultant, as of each such date. It expires on January 1, 2019.  The award will also be subject to other terms and conditions set forth in the forms of Stock Option Agreements for senior management of the Company, which were filed with the Securities and Exchange Commission as Exhibits 99.4 and 99.5 to the Company’s Registration Statement on Form S-8 (File No. 333-138713) on November 15, 2006 and are incorporated herein by reference.

(f)  Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: November 4, 2008	/s/ Craig Barrows

Craig Barrows
Vice President, General Counsel and Secretary